Exhibit 28 (h)(1)(k)

AMENDMENT

To

Transfer Agency and Service Agreement

Between

State Street Institutional Investment Trust,

SSGA Funds

And

Boston Financial Data Services, Inc.

This Amendment is made as of this 23rd day of September, 2016, between Boston Financial Data Services, Inc. (the “Transfer Agent”) and State Street Institutional Investment Trust and SSGA Funds (each, a “Fund” and together, the “Funds”) to the Transfer Agency and Service Agreement between the parties dated June 1, 2015, as amended (the “Agreement”). In accordance with Section 15.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule 2.1 (Fees and Expenses). Schedule 2.1 is hereby amended by adding the following section after “CUSIP Fee” and before “Reimbursable Expenses”.

“Money Market Reform (MMR)

Implementation Fee[4]	Waived
Annual Fee[5]	$150,000/year
Institutional CUSIP fee (includes 1 – 3 intraday price points)[6]	$25,000/year
Additional price points (each)	$5,000
Per Event Fees (Fees + Gates)[7]
Event Minimum	$15,000
Per Associate/Per Day	$500”

2.	All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

[4]	Standard implementation fees are waived; any request for client specific testing will be billed at existing technical support rate.
[5]	Billing for annual fees commences in October 2016.
[6]	The CUSIP fee applies to any CUSIP for which Transfer Agent will support a floating NAV requiring same day settlement.
[7]	Event fees will only be assessed if a liquidity fee or gate is invoked.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET INSTITUTIONAL INVESTMENT TRUST ON BEHALF OF ITSELF AND EACH OF ITS PORTFOLIOS, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A		BOSTON FINANCIAL DATA SERVICES, INC.
		By:	/s/ Richard J. Johnson
		Name:	Richard J. Johnson
		Title:	Managing Director

By:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	President
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

SSGA FUNDS ON BEHALF OF ITSELF AND EACH OF ITS PORTFOLIOS, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	President
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

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